Exhibit 10.2

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Intellectual Property License Agreement (this “Agreement”) is entered into on December 31, 2015 (the “Effective Date”) and is by and between The Grilled Cheese Truck, Inc., a Nevada corporation (“Grilled Cheese”) and GCT Lobos, Inc., a Nevada corporation and wholly owned subsidiary of GCT (“GCT Lobos” and, together with Grilled Cheese, “GCT”), on the one hand, and The Seawolf Group LLC, a California limited liability company (“Seawolf”), on the other hand. Each of GCT, GCT Lobos, and Seawolf may be referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, GCT is the owner of the Intellectual Property (defined below), and desires to grant a license to Seawolf to use the Intellectual Property in the Territory according to the terms of this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Definitions

A.           “Intellectual Property” means rights in the following intellectual properties that are owned or licensable by GCT:

i)           registered, pending and common law trademarks, service marks, trade dress, trade names, logos, corporate names, product names, product packaging and domain names listed on Schedule A, together with all of the goodwill associated therewith (the “Trademarks”);

ii)          registered, pending or unregistered copyrights in websites, writings, graphic works, designs, product packaging, advertising and marketing materials or other copyrightable works in any medium;

iii)         trade secrets and other confidential information (including, without limitation, ideas, systems, recipes, formulas, discoveries, compositions, inventions (whether patentable or not and whether or not reduced to practice), know-how, methodology, models, algorithms, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans, marketing techniques, customer and supplier lists and information, marketing and business data, pricing and cost information;

iv)         computer software, source code, object code, development documentation, programming tools, specifications, data, databases and documentation thereof;

v)          patent registrations and applications in any and all jurisdictions, including but not limited to: statutory invention registrations, patent disclosures, improvements, re-issues, continuations, continuations-in-part, renewals, re-examinations, extensions or divisions; and

vi)         copies and tangible embodiments of the foregoing (in whatever form or medium).

B.           “Licensed Goods and Services” shall have the meaning set forth on Schedule B.

C.           “Term” shall have the meaning set forth in Paragraph 5.

D.           “Territory” shall have the meaning set forth in Paragraph 4.

2.	Grant of License

A.           GCT hereby grants to Seawolf an exclusive license within the Territory to use the Intellectual Property in connection with the Licensed Goods and Services during the Term. The Intellectual Property may be changed, deleted or added to or otherwise modified by GCT in its sole discretion. All rights not expressly granted herein are reserved by GCT.

i)           Seawolf acknowledges that the Intellectual Property has acquired, and is likely to continue acquiring, valuable secondary meaning and goodwill with the public. Seawolf will not do or cause to be done any act or thing which, directly or indirectly, may reduce the value of the Intellectual Property or detract from its reputation, or otherwise affect detrimentally the goodwill of the Intellectual Property, which will remain the property of GCT.

ii)          Seawolf acknowledges the ownership of the Intellectual Property by GCT, agrees that it will do nothing inconsistent with such ownership, and that all goodwill relating to the Intellectual Property shall inure to the benefit of GCT. Seawolf agrees that nothing in this Agreement shall give Seawolf any right, title or interest in the Intellectual Property other than the right to use the Intellectual Property in accordance with this Agreement. Seawolf agrees that it will not attack the title of GCT to the Intellectual Property.

iii)         GCT will own any modifications or improvements made to the Intellectual Property by Seawolf or its sublicensees, including any derivative works, which shall be deemed “works made for hire.” To the extent that title to any of the foregoing shall not, by operation of law, vest in GCT, all right, title and interest therein, and all proprietary claims thereto are hereby irrevocably assigned by Seawolf or its sublicensees to GCT, whether or not any of the foregoing is reduced to practice or published before, after or during the Term. Seawolf agrees to give GCT, or any person or entity designated by GCT, any reasonable assistance and appoint such person as Seawolf’s attorney-in-fact to execute and deliver all necessary documents to ensure to GCT the benefits under this Agreement.

iv)         Seawolf shall not incorporate or use the Trademarks as part of any co-branded trademarks, register any domain names incorporating any of the Trademarks, file any applications to register the Intellectual Property, or use any of the Trademarks as part of an entity name without the prior written permission of GCT.

B.           Seawolf shall have the right to grant sublicenses only upon GCT’s prior written approval on terms that are at least as favorable to GCT as those contained in this Agreement. Such approval shall not be unreasonably withheld. Seawolf shall provide GCT with copies of all sublicenses promptly after their execution.

C.           In exchange for the license to use the Intellectual Property as granted hereunder, Seawolf shall pay to GCT:

i)           a one-time license fee in the amount of One Million Dollars ($1,000,000), payable out of one-half (1/2) of Seawolf’s share of the profits from the joint venture (the “Joint Venture”) that is the subject of a Joint Venture Agreement by and between GCT and Seawolf of even date herewith (the “Joint Venture Agreement”), up to a maximum of Two Hundred Fifty Thousand Dollars ($250,000) per year;

ii)          an ongoing royalty payment equal to six percent (6%) of gross sales, meaning all revenues and income from the sale of all Licensed Goods and Services, less the amount of all sales tax receipts or similar tax receipts which, by law, are chargeable to customers, and the amount of any documented refunds, chargebacks, credits and allowances given in good faith to customers (“Gross Sales”). Royalty payments shall be made on a monthly basis; and

iii)         a two percent (2%) of Gross Sales national advertising fee once national advertising commences by GCT, payable on a monthly basis.

All payments will be deemed fully earned and non-refundable upon receipt by GCT.

3.	Quality Control

Seawolf agrees that the nature and quality of all Licensed Goods and Services provided or rendered by Seawolf in connection with the Intellectual Property shall conform to standards set by GCT. Seawolf agrees to cooperate with GCT in facilitating GCT’s quality controls, to permit reasonable inspection of Seawolf’s operation, and to supply GCT with specimens of all uses of the Trademarks upon request. All ingredients and components used in the Licensed Goods and Services must be obtained from suppliers approved by GCT in its sole discretion. Seawolf further acknowledges that certain ingredients may only be purchased from GCT or its designated suppliers (which may be affiliates of GCT) and that the prices for such ingredients will be marked up to compensate GCT for its overhead and/or development expenses.

4.	Territory

Seawolf shall have the right to use the Intellectual Property in connection with the Licensed Goods and Services in the State of California, counties of Orange and Los Angeles (the “Territory”).

5.	Term

The Term of this Agreement shall be for the period of time during which the Joint Venture Agreement is in effect, unless sooner terminated pursuant to Paragraph 8 of this Agreement.

6.	Confidentiality

A.           The Parties acknowledge that, in connection with the performance of their obligations hereunder, they have previously disclosed or may disclose to each other, and they may obtain access to, certain proprietary information which belongs to one another and their affiliates, including, without limitation, recipes, formulas, designs, business plans, client lists, client information, business methods, promotional and sales materials, technology, know how, software and computer programs and methods and other procedures (hereinafter referred to as “Confidential Information”). The Parties further acknowledge that their respective Confidential Information is and shall remain their exclusive property. The Parties agree to keep such Confidential Information and data in confidence and further agree that they shall not disclose to third parties any of the Confidential Information which the other has disclosed or shall disclose to them, or to which they were given or shall be given access, or use any such Confidential Information in any way either during the term of this Agreement or at any time thereafter, except in the performance of their respective obligations hereunder. Each Party shall use the same degree of care in the protection of the Confidential Information as it uses with respect to its own confidential information, but not less than a reasonable level of care, and agrees not to disseminate any of the Confidential Information to any third parties without the specific direction or consent of a duly authorized representative of the other.

B.           Notwithstanding the foregoing, any Party may disclose Confidential Information in the event that it is specifically required to do so by state or federal law or regulation or by compulsory process of law, in which case such “disclosing party” shall: (i) immediately notify the other of such requirement and shall participate, at the other’s expense, in any actions or proceedings to maintain the confidentiality of such Confidential Information and (ii) if disclosure is legally compelled, only disclose that portion of the Confidential Information which such Party is advised by legal counsel to disclose in order to avoid applicable sanction or penalty. The term “Confidential Information” shall not apply to information that the disclosing Party can demonstrate is generally available in the public domain, or thereafter becomes available to the public, through no act of the disclosing Party in violation of this Paragraph.

7.	Notification of Infringement

Seawolf shall give GCT prompt written notice of any known event that might constitute infringement or other misappropriation of the Intellectual Property by a third party in the Territory. Upon receipt of such notice GCT shall promptly take appropriate action to enforce any rights, assert any claims or issues relating to any Intellectual Property or the rights to ownership or utilization thereof. Seawolf will in no event have the right, in any claim, action or proceeding, to enforce any rights, assert any claims or issues relating to any Intellectual Property or the rights to ownership or utilization thereof; and Seawolf will in no event have the right, in any claim, action or proceeding hereunder, to settle any claims or issues relating to the Intellectual Property or the rights to ownership or utilization thereof. GCT shall retain any and all damages, settlement and/or compensation paid in connection with any such action brought by GCT.

8.	Termination

A.           If any Party is adjudged insolvent or bankrupt, or upon the institution of any proceedings by it seeking relief, reorganization or arrangement under any laws relating to insolvency, or if an involuntary petition in bankruptcy is filed against a Party and the petition is not discharged within sixty (60) days after filing, or upon any assignment for the benefit of a Party’s creditors, or upon the appointment of a receiver, liquidator or trustee of any of a Party’s assets, or upon the liquidation, dissolution or winding up of its business (each, an “Event of Bankruptcy”), then the Party affected by any Event of Bankruptcy must immediately give notice of the Event of Bankruptcy to the other Party, and the other Party may terminate this Agreement by notice to the affected Party, provided, that in the case of an Event of Bankruptcy involving GCT, Seawolf will be under no requirement to terminate this Agreement and will have the continued right to use the Intellectual Property under this Agreement until it is otherwise terminated in accordance with its terms.

B.           If any Party breaches any provision contained in this Agreement, and the breach is not cured within thirty (30) days after the breaching Party receives notice of the breach from the non-breaching Party, the non-breaching Party may then deliver a second notice to the breaching Party immediately terminating this Agreement.

9.	Rights Upon Termination

A.           Upon expiration or termination of this Agreement, Seawolf (and all sublicensees) shall have thirty (30) days to cease use of all Intellectual Property, including but not limited to, selling off any products, removing all signage, re-painting all trucks, stopping circulation of all advertising and promotional materials, etc.

B.           Upon expiration or termination of this Agreement, the Parties shall promptly surrender and deliver to each other all hard copy or electronic records, documents, agreements, drafts, materials, equipment, drawings, notes and books and data of any nature pertaining to any Confidential Information and Intellectual Property.

10.	Representations and Warranties

A.	GCT’s Representations and Warranties:

i)           GCT represents and warrants that it has authority to enter into this Agreement and implement its terms, and the person executing this Agreement on behalf of GCT is duly authorized to do so and that there are no other agreements with any other party in conflict herewith.

ii)           GCT further represents and warrants that it has no actual knowledge that the Intellectual Property infringes any valid right of any third party.

B.	Seawolf’s Representations and Warranties:

i)           Seawolf represents and warrants that it has authority to enter into this Agreement and implement its terms, and the person executing this Agreement on behalf of Seawolf is duly authorized to do so and that there are no other agreements with any other party in conflict herewith.

11.	Compliance with Laws

Seawolf shall comply with, will use commercially reasonable efforts to ensure that all sublicensees comply with, all local, state, federal, and international laws and regulations relating to the development, manufacture, use, import, export, offering for sale, sale and rendering of the Licensed Products and Services.

12.	Indemnification

Seawolf shall indemnify and hold GCT, its members, shareholders, officers, directors, consultants, affiliates, successors, assigns and agents (collectively, the “Indemnitees”) harmless against any and all actions, suits, claims or demands, including the associated costs and expenses, which any of them may incur or become liable to pay by reason of any claim, suit or demand arising out of Seawolf’s or its sublicensees’ activities in connection with this Agreement.

13.	General Provisions

A.	Notice:

All notices and other communications which are required or permitted hereunder will be in writing and sufficient if delivered personally or sent by overnight express addressed as follows:

If to GCT:	The Grilled Cheese Truck, Inc.
Attn: President
151 North Nob Hill Road, Suite 321
Fort Lauderdale, FL 33324

If to GCT Lobos:	GCT Lobos, Inc.
Attn: President
151 North Nob Hill Road, Suite 321
Fort Lauderdale, FL 33324

with a copy to:	Clyde Snow & Sessions
Attn: Brian A. Lebrecht
201 South Main Street, Thirteenth Floor
Salt Lake City, UT 84111

If to Seawolf:	The Seawolf Group, LLC
Attn: President
4470 W. Sunset Blvd, Suite 480
Los Angeles, CA 90027

or at such other address as GCT, GCT Lobos, or Seawolf may designate by ten (10) days advance written notice to the other Party hereto.

B.	Governing Law

This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of California.

C.	Submission to Jurisdiction

ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA IN EACH CASE LOCATED IN THE COUNTY OF LOS ANGELES, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

D.	Binding Effect

This Agreement shall inure to the benefit of, and be binding on, the Parties and their permitted assigns. No Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement, except as set forth in Paragraph 13.E. below.

E.	Change of Control

Any Party shall have the right to assign its rights or delegate any of its responsibilities under this Agreement to an affiliate of Party or in connection with a merger, consolidation or reorganization of Party or the sale of substantially all of its assets.

F.	No Joint Venture

This Agreement does not provide for a joint venture, partnership, agency or employment relationship between the Parties and no Party shall have the power to obligate or bind the other Party in any manner whatsoever. In addition, no Party shall represent to third parties that it is an agent or partner of or joint venturer with any other Party.

G.	No Waiver

Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. Any waiver must be in writing. Failure by any Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive such Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

H.	Integration

This Agreement contains the entire understanding between the Parties relating to the subject matter herein contained and, except to the extent otherwise expressly provided herein, supersedes all prior oral and written understandings, arrangements and Agreements between the Parties relating thereto. Any amendment to this Agreement must be in writing and signed by all Parties.

I.	No Frustration of Purpose

The Parties shall not take any actions or fail to undertake any action which would frustrate the purpose of this Agreement.

J.	Construction

No provision of this Agreement shall be interpreted against any of the Parties because that Party or its attorneys drafted the provision.

K.	Counterparts

This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed to be an original and all such counterparts and/or facsimile copies will constitute one and the same instrument.

L.	Force Majeure

No Party shall be responsible for any failure or delay in its performance under this Agreement due to causes beyond its reasonable control, including, but not limited to, labor disputes, strikes, lockouts, shortages of or inability to obtain labor, energy, supplies, war, terrorism, riot, acts of God or governmental action.

M.	Survival

The provisions of this Agreement that should by their nature survive termination of this Agreement shall survive such termination, including, but not limited to Sections 1, 6, 9, 12 and 13.

N.	Equitable Remedies

The Parties acknowledge that the restrictions contained in this Agreement are reasonable and necessary to protect the legitimate interests of GCT and any violation of these restrictions will result in irreparable injury to GCT. The Parties acknowledge that, in the event of a violation of these restrictions, GCT shall be entitled to seek preliminary and permanent injunctive relief and that these rights shall be cumulative and in addition to any other rights or remedies to which GCT may be entitled.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on the dates shown below, effective as of the day and year first above written.

“Grilled Cheese”	“GCT Lobos”

The Grilled Cheese Truck, Inc.,	GCT Lobos, Inc.,
a Nevada corporation	a Nevada corporation

/s/ Algie Hodges		/s/ Algie Hodges
By:	Algie Hodges	By:	Algie Hodges
Its:	Chief Executive Officer	Its:	President

“Seawolf”

The Seawolf Group, LLC,

a California limited liability company

/s/ Jasmine Wolf
By:	Jasmine Wolf
Its:	Managing Member

Schedule A

Intellectual Property

1. Design of “cheesy” trucks.

2. THE MOTHERLOADED

US Trademark Application Ser. No. 85/865278

Goods/services: Sandwiches

3. THE FULLY LOADED

US Trademark Application Ser. No. 85/865270

Goods/services: Sandwiches

4. YOU CAN’T SAY GRILLED CHEESE WITHOUT SMILING!

US Trademark Application Ser. No. 8586621

Goods/services: Food and drink catering; Providing of food and drink via a mobile truck.

5. PEPPERBELLY MELT

US Trademark Application Ser. No. 85865277

Goods/services: Sandwiches

6. PLAIN AND SIMPLE MELT

US Trademark Application Ser. No. 85865276

Goods/services: Sandwiches

7. CAPRESE MELT

US Trademark Application Ser. No. 85865284

Goods/services: Sandwiches

8. BOURBON CHICKEN MELT

US Trademark Application Ser. No. 85865159

Goods/services: Sandwiches

9. CHEESY MAC AND RIB MELT

US Trademark Application Ser. No. 85865283

Goods/services: Sandwiches

10. FRENCH ONION SOUP MELT

US Trademark Application Ser. No. 85865282

Goods/services: Sandwiches

11. FRIED CHICKEN AND WAFFLE MELT

US Trademark Application Ser. No. 85865281

Goods/services: Sandwiches

A-1

12. MOM’S APPLE PIE MELT

US Trademark Application Ser. No. 85865280

Goods/services: Sandwiches

13. S’MORE MELT

US Trademark Application Ser. No. 85865275

Goods/services: Sandwiches

14. CHEF DRIVEN GRILLED CHEESE ‘CAUSE THAT’S HOW WE ROLL!

US Trademark Application Ser. No. 85865158

Goods/services: Food and drink catering; Providing of food and drink via a mobile truck.

15. THE GRILLED CHEESE TRUCK STOP

US Trademark Application Ser. No. 85865152

Goods/services: Food and drink catering; Providing of food and drink via a mobile truck.

16. THE ORIGINAL GRILLED CHEESE TRUCK STOP

US Trademark Application Ser. No. 85865151

Goods/services: Food and drink catering; Providing of food and drink via a mobile truck.

17. ORIGINAL GRILLED CHEESE TRUCK

US Trademark Application Ser. No. 85865148

Goods/services: Food and drink catering; Providing of food and drink via a mobile truck.

18. GCT

US Trademark Application Ser. No. 85271241

Goods/services: Food and drink catering; Providing of food and drink via a mobile truck.

19.

US Trademark Application Ser. No. 85865157

Goods/services: Food and drink catering; Providing of food and drink via a mobile truck.

A-2

20.

US Trademark Application Ser. No. 85865156

Goods/services: Food and drink catering; Providing of food and drink via a mobile truck.

21.

US Trademark Application Ser. No. 85865155

Goods/services: Food and drink catering; Providing of food and drink via a mobile truck

22.

US Trademark Application Ser. No. 85865154

Goods/services: Food and drink catering; Providing of food and drink via a mobile truck.

A-3

Schedule B

Licensed Goods and Services

Providing of food and drink via a mobile truck; food and drink catering; autonomous commissary supply; providing food and drink in all venues including but not limited to: amateur and professional sport facilities, all media and entertainment, hospitality events, public and private schools and educational facilities, malls including kiosks and food courts and all special events occurring at or in connection with the foregoing venues.

B